Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION
July 26, 2013	CONTACT DAVID A. BOCHNOWSKI
219-853-7575

Danette Garza Elected to the

NorthWest Indiana Bancorp Board of Directors

Munster, IN – Northwest Indiana Bancorp, the holding company for Peoples Bank, announced that the Board has elected Danette Garza to the Board of Directors for a term that ends in April 2014. Ms. Garza fills a vacancy on the Board of the Bancorp as well as Peoples Bank. The Board plans to name Ms. Garza to its Nominating and Corporate Governance, Risk Management, and Strategic Planning Committees.

“Ms. Garza is a successful entrepreneur with an innovative business outlook and diverse experience in various dimensions of business and financial services,” said David A. Bochnowski, chairman and chief executive officer of the Bancorp and Peoples Bank. “She brings to the Board financial expertise and strong business acumen, along with a proven track record in accounting as well as legal transactions,” Bochnowski said.

Garza is a certified public accountant as well as a licensed attorney specializing in Corporate, Estate Planning and Elder law. She is currently providing legal and consulting services as an independent contractor to the firm of Austgen, Kuiper & Associates, P.C. As the owner of Continental Languages, LLC in Highland, IN, Garza offers on-site and over-the-phone language interpreting services in over 120 languages to Limited English Proficient (LEP) individuals. She formerly served as chief operating officer and corporate counsel for an Indiana multispecialty group medical practice. Garza earned a bachelor’s degree with a concentration in accounting and an MBA from Indiana University, and her law degree from Valparaiso University School of Law.

“The Board will be able to draw upon Danette Garza’s professional strengths and civic involvement as resources to help us build on our strategic direction, capitalize on our opportunities and remain relevant as a company and community partner,” added Bochnowski. Garza is the chairman of the Investment Committee of the Legacy Foundation and serves on their Executive Board of Directors. She also serves on the board for South Shore Arts as V.P. of Administration, and is a former board member Northwest Indiana Symphony Orchestra and Forest Ridge Academy.